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                                                                   EXHIBIT 2.46A
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                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "Agreement") is made and entered into effective as of March 15, 1999, by and between Chancellor Media Corporation, a Delaware corporation ("Chancellor"), and Ranger Equity Holdings Corporation, a Delaware corporation ("LIN").

                                    RECITALS

         WHEREAS, Chancellor and LIN are parties to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of July 7, 1998, pursuant to which, subject to the terms and conditions set forth therein, LIN would merge with and into Chancellor;

         WHEREAS, the Boards of Directors of each of Chancellor and LIN believe it is in the best interests of their respective stockholders to terminate the Merger Agreement and abandon the transactions contemplated thereby in accordance with Section 7.1(a) of the Merger Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Termination of the Merger Agreement. Chancellor and LIN hereby agree that, in accordance with Section 7.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated and the transactions contemplated by the Merger Agreement are hereby abandoned, effective as of the date of this Agreement.

         SECTION 2. Effects of Termination. Notwithstanding anything in Section
7.2 of the Merger Agreement to the contrary, as a result of the termination of the Merger Agreement pursuant to Section 1 hereof, the Merger Agreement and each provision thereof (except for the provisions of the last sentence of Section 4.3 and Sections 2.10, 3.7, 7.2 and 10.2, each of which shall survive such termination) shall be void and have no further force and effect on any of the parties thereto, and Chancellor, on the one hand, and LIN, on the other hand, release and discharge the other (and each of their respective past, present, or future directors, officers, employees, stockholders, incorporators and partners) from any claims, demands, liabilities, or obligations under or relating to such Merger Agreement and such provisions thereof.

         SECTION 3. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto.

         SECTION 4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.





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         SECTION 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Chancellor and LIN as of the date first written above.


                               CHANCELLOR MEDIA CORPORATION


                               By:  /s/ THOMAS O. HICKS
                                  -----------------------------------
                               Name:    Thomas O. Hicks
                                    ---------------------------------
                               Title:   Chairman and Chief Executive Officer
                                     --------------------------------

                               RANGER EQUITY HOLDINGS CORPORATION


                               By:  /s/ MICHAEL J. LEVITT
                                  -----------------------------------
                               Name:
                                    ---------------------------------
                               Title:
                                     --------------------------------



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